As filed with the Securities and Exchange Commission on November 14, 2007.
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ATHERSYS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-4864095 (I.R.S. Employer Identification No.)

3201 Carnegie Avenue, Cleveland, Ohio (Address of Principal Executive Offices)	44115-2634 (Zip Code)
Athersys, Inc. Equity Incentive Compensation Plan
(Full Title of the Plan)

Dr. Gil Van Bokkelen
Chief Executive Officer
Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
(216) 431-9900
(Name, Address and Telephone Number of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum	Amount of
Each Class of Securities To	Amount To Be	Offering	Aggregate	Registration
Be Registered	Registered (1)(2)	Price Per Share (3)	Offering Price (3)	Fee
Common Stock, $0.001 par value per share	1,465,000	$4.73	$6,929,450	$213

(1)	Represents maximum number of shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”), issuable pursuant to the Athersys, Inc. Equity Incentive Compensation Plan (the “Plan”) being registered hereon.

(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the bid and asked prices of such securities on the OTC Bulletin Board on November 13, 2007, within five business days prior to filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents have been filed by Athersys, Inc., a Delaware corporation formerly named BTHC VI, Inc. (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:
(a)	The Registrant’s prospectus filed pursuant to Rule 424(b) of the Securities Act on October 18, 2007;

(b)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as amended by Amendment No. 1 to Quarterly Report on Form 10-Q/A filed on October 9, 2007;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;

(e)	The Registrant’s Current Reports on Form 8-K filed on May 24, 2007, June 14, 2007, July 27, 2007, August 6, 2007, September 6, 2007, October 9, 2007 and October 31, 2007; and

(f)	The Registrant’s Current Reports on Form 8-K/A filed on September 27, 2007 and October 9, 2007; and

(g)	The description of the Registrant’s Common Stock contained in the registration statement on Form 10-SB filed on July 6, 2006, including any subsequently filed amendments and reports updating such description.
          All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.

          The legality of the shares of Common Stock being offered by this registration statement has been passed upon for the Registrant by Jones Day. As of November 1, 2007, partners in the firm of Jones Day owned an aggregate of 3,900 shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
          Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•	for any breach of their duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”); or

•	for any transaction from which the director derived an improper personal benefit.
          The provisions of Delaware law that relate to indemnification expressly state that the rights provided by the statute are not exclusive and are in addition to any rights provided in bylaws, by agreement, or otherwise. The Registrant’s certificate of incorporation also provides that if Delaware law is amended to further eliminate or limit the liability of directors, then the liability of its directors shall be eliminated or limited, without further stockholder action, to the fullest extent permissible under Delaware law as so amended.
          The Registrant’s certificate of incorporation requires it to indemnify, to the fullest extent permitted by the DGCL, any and all persons it has the power to indemnify under the DGCL from and against any and all expenses, liabilities or other matters covered by the DGCL. Additionally, the Registrant’s certificate of incorporation requires it to indemnify each of its directors and officers in each and every situation where the DGCL permits or empowers it (but does not obligate it) to provide such indemnification, subject to the provisions of its bylaws. The Registrant’s bylaws requires it to indemnify its directors to the fullest extent permitted by the DGCL, and permits it, to the extent authorized by the board of directors, to indemnify its officers and any other person it has the power to indemnify against liability, reasonable expense or other matters.
          Under the Registrant’s certificate of incorporation, indemnification may be provided to directors and officers acting in their official capacity, as well as in other capacities. Indemnification will continue for persons who have ceased to be directors, officers, employees or agents, and will inure to the benefit of their heirs, executors and administrators. Additionally, under the Registrant’s certificate of incorporation, except under certain circumstances, its directors are not personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, or employees in which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
          The Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of actions in his or her capacity as an officer, director, employee, or agent. The Registrant has obtained an insurance policy that insures its directors and officers against losses, above a deductible amount, from specified types of claims. Finally, the Registrant has entered into indemnification agreements with most of its directors and executive officers, which agreements, among other things, require it to indemnify them and advance expenses to them relating to indemnification suits to the fullest extent permitted by law.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of Athersys, Inc., as amended as of August 31, 2007 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3/A (Registration No. 333-144433) filed with the Commission on October 10, 2007).

4.2	Bylaws of Athersys, Inc., as amended as of October 30, 2007 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on October 31, 2007).

4.3	Athersys, Inc. Equity Incentive Compensation Plan.

5.1	Opinion of Jones Day.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jones Day (Included in Exhibit 5.1).

24.1	Power of Attorney.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 14th day of November, 2007.

ATHERSYS, INC.
By:	/s/ Gil Van Bokkelen
Gil Van Bokkelen
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gil Van Bokkelen Gil Van Bokkelen	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 14, 2007

* Laura K. Campbell	Vice President – Finance (Principal Financial and Accounting Officer)	November 14, 2007

* John J. Harrington	Executive Vice President, Chief Scientific Officer and Director	November 14, 2007

* Jordan S. Davis	Director	November 14, 2007

* Floyd D. Loop	Director	November 14, 2007

* George M. Milne, Jr.	Director	November 14, 2007

* William C. Mulligan	Director	November 14, 2007

* Michael Sheffery	Director	November 14, 2007

* Lorin J. Randall	Director	November 14, 2007

*	This registration statement has been signed on behalf of the above officers and directors by Gil Van Bokkelen, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this registration statement.

By:	/s/ Gil Van Bokkelen
Gil Van Bokkelen
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of Athersys, Inc., as amended as of August 31, 2007 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3/A (Registration No. 333-144433) filed with the Commission on October 10, 2007).

4.2	Bylaws of Athersys, Inc., as amended as of October 30, 2007 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on October 31, 2007).

4.3	Athersys, Inc. Equity Incentive Compensation Plan.

5.1	Opinion of Jones Day.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jones Day (Included in Exhibit 5.1).

24.1	Power of Attorney.